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[LOGO of the IT Group]

                                              The IT Group, Inc.
                                              2790 Mosside Boulevard
                                              Monroeville, PA 15146-2792
                                              Tel. 412.372.7701
                                              Fax. 412.373.7135
N E W S   R E L E A S E
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Release Date:  FOR IMMEDIATE RELEASE

Investor Contact:  Richard R. Conte (412) 372-7701
Media Contact:     William L. Mulvey (202) 682-1147

THE IT GROUP, INC. ANNOUNCES NEW LEADERSHIP

Pittsburgh, Pennsylvania  -- November 13, 2001  -- The IT Group, Inc. (NYSE:
ITX) announced today that Anthony J. DeLuca, chief executive officer and president, submitted his letter of resignation, effective immediately. Mr. DeLuca was chief financial officer from 1990 until 1996, when he became chief executive officer and president. The Board of Directors has appointed Dr. Francis J. Harvey as acting chief executive officer and president. Dr. Harvey was appointed vice-chairman of the Board of Directors in June of 2001 after being elected to the Board as an outside director in June of 1999. The board has also formed a selection committee to identify a permanent chief executive officer and president.

Dr. Harvey is a senior business executive from the Pittsburgh area with proven leadership and management abilities, as well as a strong technical background. He has in depth experience in industries including aerospace and defense, energy, environmental services and government facilities management. Over the course of his 28-year career with Westinghouse Electric Corporation, Dr. Harvey had profit and loss responsibilities for six different organizations, including the Government and Environmental Services Company. In his last position with Westinghouse, Dr. Harvey was chief operating officer of the corporation's $5 billion Industries and Technology Group. Since leaving Westinghouse, Dr. Harvey joined the boards of several corporations including: The IT Group, Inc.; Duratek, Inc.; Kuhlman Electric Corp.; Bridge Bank of Silicon Valley; ViaCLIX, Inc. and Akula Software, Inc. He is also on the Board of Regents of Santa Clara University. Dr. Harvey obtained his B.S. degree from Notre Dame and his Ph.D. from the University of Pennsylvania in Metallurgy and Material Sciences.

Daniel A. D'Aniello, chairman of the Board of Directors of The IT Group and managing director of The Carlyle Group, said, "The IT Group has been a leader in the growth and consolidation of the environmental remediation industry since its inception in 1926, and continues to be the premium service provider in all of its core markets. We are pleased that Fran Harvey has agreed to step in and guide the Company through this next stage of its development. He knows the Company well and we have confidence that his broad range of experience will allow him to make substantial progress in rebuilding the Company's balance sheet, improving operating performance and developing a sound platform for future growth."
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Dr. Harvey said, "The IT Group has a long and proud 75-year history.  It was a pioneer in what has now become the environmental services industry. It is clearly a market leader with a proven track record of providing innovative, quality services to a long list of 'Blue Chip' customers. I am particularly impressed with the talent and dedication of the Company's employees."

"Notwithstanding this past record of solid performance, the Company has recently failed to deliver consistent financial results, particularly in the areas of operating cash flow and debt pay down. Consequently, I will immediately be conducting an in-depth review of all aspects of the Company's performance.
Based on this evaluation, we intend to develop and implement a recovery plan to restore the Company to financial stability as well as put it on a path of future, profitable growth. Our customers can be assured that we are committed to their projects and that we will continue to deliver the highest levels of service," Dr. Harvey concluded.

Jack Barker will join Dr. Harvey as special assistant to the chief executive officer. As a former partner of McKinsey and Company, the international strategy consulting firm, Mr. Barker brings significant strategic and financial acumen to the management team. Most recently, Mr. Barker was chief financial officer of DigiPlex, a European communications infrastructure provider, where he played a major role in its re-direction and financial stabilization in the face of a declining telecommunications market.

The IT Group addresses the infrastructure and environmental needs of both private and public sector clients as a leading provider of diversified services, including environmental, engineering, facilities management, water, construction, emergency response, remediation, liability transfer and information management. Additional information about The IT Group can be found on the Internet at www.theitgroup.com. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbol ITX and ITXpr, respectively.